SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[x]    Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                       INFECTECH, INC.
          (name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x]  No Fee required.

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
previously.   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No.:
    3)   Filing Party:
    4)   Date Filed:

                           INFECTECH, INC.

-------------------------------------------------------------------------
                      NOTICE OF ANNUAL MEETING
                          OF SHAREHOLDERS

        To Be Held: Friday, December 17, 1999 at 4:00 p.m. EST
-----------------------------------------------------------------------


TO THE SHAREHOLDERS OF INFECTECH, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of Stockholders of INFECTECH, INC. (the "Company") will be held on Friday, December 17, 1999 at 4:00 p.m. EST, at the Radisson Hotel of Sharon, Sheffield Room, Route 18, West Middlesex, Pennsylvania 16159 (telephone (724) 528-2501), for the following purposes, all as more specifically set forth in the attached Proxy Statement:

1. To consider and vote upon the 1999, Non-statutory Stock Option Plan.

2. Nomination and election of Directors;

3. Authorization for the Board to Obtain Requisite Approvals for the Issuance of Warrants to Be Issued to Common Shareholders; and

4. To transact such other business as may properly be brought before this meeting.

Only holders of record of Common Stock of the Company as of the close of business on November 1, 1999 are entitled to notice of or to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed.

Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented we urge you to vote, date, sign and mail the enclosed Proxy in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy will be appreciated and save the Company the expense of a reminder mailing.

The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the Meeting.

INFECTECH, INC.
Board of Directors:

    -------------------------------
By: Robert A. Ollar, PhD, Chairman

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

                     PROXY
This Proxy is solicited on behalf of the Board of Directors Of
                  Infectech, Inc.

The Board of Directors of Infectech, Inc. ("Company") are hereby authorized to represent and to vote the shares of the Undersigned in the Company at the Annual Meeting of Stockholders to be held on Friday, December 17, 1999, or at any adjournment thereof, as if the Undersigned were present and voting at said Meeting.

Item 1. Approval of the 1999 Non-Statutory Stock Option Plan

Yes _____  No _____  Abstain _____

Item 2. Election of members of the Board of Directors

Robert A. Ollar, PhD          Yes _____   No _____    Abstain _____
Mitchell S. Felder, MD        Yes _____   No _____    Abstain _____
Carl L. Shardy                Yes _____   No _____    Abstain _____
William J. Moder, III, Esq    Yes _____   No _____    Abstain _____
Susan Felder                  Yes _____   No _____    Abstain _____

Item 3. Authorization for Board of Directors to Obtain Requisite
Approvals for the Issuance of  Warrants to Be Issued to Common
Shareholders.
Yes _____   No _____   Abstain _____

Item 4. In their discretion, on any other business that may properly come before the meeting.

The shares represented hereby will be voted. With respect to Items 1-3 above, the shares will be voted in accordance with the specifications as given, or if no specification is indicated, said proxies will vote FOR the proposals or nominees. With respect to Item 4, the proxy will be voted in accordance with management. This Proxy may be exercised by a majority of those or their substitutes who attend the Meeting.

Please sign, date and return this Proxy to Infectech, Inc., Attention:
Carol J. Surrena, Secretary, 87 Stambaugh Avenue, Suite Two, Sharon, Pennsylvania 16146.

Date: ____________, 1999  Signature*
                                     ------------------------------------
                          Print Name:
                                     ------------------------------------
Date: ____________, 1999  Signature*
                                     ------------------------------------
                          Print Name:
                                      -----------------------------------

*NOTE: Joint Owners should each sign. Executors, administrators, trustees, guardians , attorneys in fact, agents and corporate officers should sign and indicate their full titles.

This Proxy Is Solicited on Behalf of the Board Of Directors Of
Infectech, Inc.

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

                        INFECTECH, INC.
                   87 Stambaugh Avenue
                        Suite Two
                Sharon, Pennsylvania 16146


[Date]

Shareholder Name
Address
City, State ZIP

Dear Infectech Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Infectech, Inc. to be held at the Sheffield Room of the Radisson Hotel of Sharon, Route 18, West Middlesex, Pennsylvania (724/528-2501) on Friday, December 17, 1999, at 4:00 p.m. EST.

Shareholders will be asked to consider and vote upon the matters set forth in the accompanying Notice. In addition to the election of the members of the board of directors, shareholders will be asked to approve an Authorization of the Board to Obtain Requisite Approvals for the Issuance of Warrants to be Issued to Common Shareholders and the 1999 Non-Statutory Stock Option Plan.

The Board of Directors has determined that it is in the best interest of the company to explore the issuance of warrants to common shareholders, in order to enhance shareholder value and to reward shareholders who have supported the Company. Also, as in the past, approval of the non-statutory stock option plan allows the company to partially compensate consultants, professionals and employees in a non-monetary manner.

If you are unable or do not wish to attend the Meeting in person, please indicate on the enclosed Proxy how you wish to vote. Please sign, date and return the Proxy promptly in the enclosed envelope. If you are able to attend the Meeting and wish to vote in person, you may withdraw your Proxy at that time. Your vote is important, regardless of the number of shares which you own.

Very truly yours,


Robert A. Ollar, PhD
Chairman of the Board

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

                            INFECTECH, INC.

----------------------------------------------------------------------
                 Annual Meeting of Shareholders

            To Be Held: Friday, December, 17, 1999
-----------------------------------------------------------------------


INTRODUCTION


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Infectech, Inc., a Delaware Corporation (the "Company") to be voted at its Annual Meeting to be held on Friday, December 17, 1999, at 4:00 p.m. EST, The Radisson Hotel of Sharon, Sheffield Room, Route 18, West Middlesex, Pennsylvania 16159 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See, "Voting and Solicitation of Proxies".

This Proxy Statement and the accompanying Notice and Form of Proxy are being mailed on or about November, 26, 1999 to record holders of the Company's Common Stock as of November 1, 1999. (the "Record Date").

As of the Record Date Six Million Seven Hundred Twenty-Six Five Hundred Thirteen (6,726,513) shares of Common Stock of the Company were issued and outstanding. Each share of Common Stock entitles the holder to one
(1) vote on all matters brought before the Meeting.

                    BACKGROUND

COMPANY INFORMATION - INFECTECH, INC.

Infectech is a development stage company founded in 1989 to engage in the research and development and marketing of diagnostic tests for infectious human diseases. Infectech's patented technology, when applied in a commercial product, will offer to the medical community a means for the rapid and accurate product identification of pathogens, including Pseudomonas, which is the major cause of death in intensive care units and burn units in the world.

Mycobacterium avium intracellulare ("MAI"), which is the bacterial infection most often associated with AIDS patients in the developed world and Mycobacterium tuberculosis, the causative agent of the world's deadliest infection. Infectech intends to use its technology to create cost-effective diagnostic kits for identifying and testing disease-causing microorganisms which use paraffin sole carbon source baiting as sources of nutrition for identifying and antibiotic sensitivity testing for alternative carbon source baiting as sources of nutrition for such pathogens as Nocardia, Candida tropicalis, Aspergillus, Pseudomonas and a variety of nontuberculous mycobacterium. In addition, Infectech intends to use its hydrophobic bating technology to identify and perform antibiotic sensitivity testing on Tuberculosis Complex organisms (Mycobacterium tuberculosis, Mycobacterium bovis and Mycobacteriu, africanum). Also, other non-paraffin utilizing organisms will be tested for their ability to be isolated and antibiotic sensitivity tested via hydrophobic baiting. Management believes that the com-bination of Infectech's patented slide culture methodology with amplification and/or gene probes will enable hospital laboratories to identify and ascertain the correct antibiotics to be used against each of the pathogens within a greatly reduced time frame. As a research and development company, Infectech plans to generate its income through the licensing of its technology together with associated royalties.

Infectech was incorporated in June 1989 under the laws of the State of Delaware. On November 19, 1996, the Articles of Incorporation were amended to increase the authorized shares from 120,000 to 20,000,000. In addition, a 50 to 1 stock split was declared. Infectech will operate out of two locations. The Corporate headquarters will remain in Sharon, Pennsylvania and the clinical lab will be in Milford, Pennsylvania.
These offices consist of 3100 square feet. Infectech pays approximately $2,500 per month for use of these two locations. Infectech may consolidate operations to a single location once clinical testing is successfully completed. Also, Infectech will use the offices of Dr. Felder as its corporate headquarters. Dr. Felder will sublease a portion of his offices at a rate of approximately $550 per month to partially cover the cost of rent, office equipment, utilities and office personnel.

Affiliate. In May 1999, Infectech incorporated a subsidiary, MD Diagnostics.com, Inc. (MDD), a closely-held Delaware corporation. MDD is engaged in the development of medical second opinions for medical diagnostics over the Internet. The use of these diagnostics is not limited to the testing related to Infectech technology, but can include other diagnostic tests for which a second opinion is advisable. Carl L.
Shardy is President & CEO of MDD   MDD is 95% owned by Infectech with Mr.
Shardy owning the remaining 5%. The company is closely-held. Its management is administered by Infectech officers.


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Research and Development.  Infectech has expanded in excess of $200,000 for research and development activities. These amounts include $92,004 in 1998, $60,697 in 1997 and $17,500 in 1996. In the future, Infectech anticipates continuing funding to conduct additional research and development activities.

Competition. Infectech is engaged in a rapidly evolving and highly competitive field. Competition from biotechnology companies, medical device manufacturers, pharmaceutical and chemical companies and other companies within the medical product market is generally intense and is expected to increase. Most of such companies have substantially greater capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distri-bution of products, than Infectech, academic institutions, hospitals, governmental agencies and other public and private research organizations and also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, technologies that may be developed in the future may be the basis of competitive products. There can be no assurances that Infectech's competitors will not succeed in developing technologies and products that are more effective and/or less costly than any that are being developed by Infectech or which could render Infectech's technologies obsolete.

At this time, Infectech has limited competition in methodologies for the identification and antibiotic sensitivity testing of paraffinophilic bacteria. Most of the existing identification methods are expensive and time-consuming. At this time, in the field of antibiotic sensitivity testing combined with amplification techniques for the paraffinophilic microorganisms has no competition. While much of Infectech's technology is patented, there can be no assurances, however, that larger, better-financed competitors will not enter the market or that others will not develop competing technologies.

Employees. Infectech employs two (2) full-time persons and six (6) part-time persons. Infectech shall employ additional individuals as required.

Governmental Regulation. In order to gain broad acceptance in the marketplace, Infectech will need to receive approval from the Food and Drug Administration ("FDA") and other equivalent regulatory bodies outside of the United States. This approval will be based upon clinical testing programs at major medical centers such as the Veteran's Administration Hospital in New York, the University of West Virginia School of Medicine, and the State University of New York School of Medicine. Data obtained from these institutions will enable Infectech to apply to the FDA for acceptance of its technology through a 510-K applications process. Once the data has been fully gleaned, it is expected that this process would take less than ninety (90) days.

No assurance can be given that Infectech will successfully develop or commercialize any proposed application of this technology. Recently, Infectech has had early royalties based on the use of its technology in the field of bioremediation through its relationship with Bioremedial Technologies, Inc. It has had very limited sales of its product in the medical field. All product candidates under research and development by Infectech will be subject to regulatory approval by the FDA and, to the extent applicable, comparable foreign agencies or State health departments prior to marketing. The process of complying with FDA regulations and the regulations of other governmental authorities will be costly and time consuming, and Infectech will not be able to commence marketing and commercial sale of any of its proposed pro-ducts in the United States unless it receives certain clearance or a privilege from the FDA. Failure to comply with applicable regulatory requirements can result in fines, suspensions of approvals and restrictions. In addition, changes in existing regulations, or the adoption of new regulations, could prevent Infectech from obtaining future clearances or approvals. There can be no assurance that the FDA will approve Infectech's product candidates. Infectech's proposed products are also subject to third-party reimbursement policies, such as governmental programs and private insurance plans, where health care services are provided to patients.
The market for Infectech's proposed products could be adversely affected by changes in governmental and private third-party payor policies or by federal legislation that would reduce such reimbursements. Furthermore, there can be no assurances that third parties will not develop competing technologies.

Industry Background. The search for the world's deadliest infection, Mycobacterium tuberculosis and other members of its Genus (Mycobacterium) such as AIDS-related Mycobacterium avium-intracaellulare ("MAI") has always been very difficult. The organisms are slow growing and require a rigorous pre-preparation to prevent overgrowth of other more rapidly growing organisms often found co-existing in the specimens. Thus, the handling of mycobacterial specimens has usually required highly specialized manpower and equipment. In the AIDS era, mycobacteria such as Mycobacterium tuberculosis and Mycobacterium avium-intracellulare were seen in ever increasing numbers.

This problem has caused many problems for both the developed and underdeveloped countries of the world. The larger metropolitan centers have their specialized laboratories and equipment, but, in rural centers,

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

it has been necessary to send specimens on to central or district health labs where specialized laboratories and equipment are found. In undeveloped countries, laboratory diagnostics have been either very rudimentary or non-existent. In the present American Health Care environment of reduced budgeting, many hospitals are seeking more affordable methodologies.

As a result, there is a need for a technology that would make efficient use of all available manpower and reduce the level of skill and technology needed to (a) isolate and distinguish between Mycobacterium tuberculosis and non-tuberculous organisms and (b) reduce the need for pre-preparation and (c) assay for antibiotic sensitivity.

The Infectech Solution. During the 1980s, Infectech researchers discovered that certain grades of paraffin wax, when used in conjunction with a slide, could aid in the identification and treat-ment of various bacterial pathogens with less difficulty, lower costs and in less time than some of the conventional methodologies.

Infectech is positioning itself to capture the market for MAI and Tuberculosis bacteria diagnosis and antibiotic sensitivity testing. Prior to the AIDS epidemic, MAI was a rare disease. After the advent of widespread AIDS infection, MAI was found to infect AIDS patients at a very high rate. It has been estimated by world health authorities that more than 70% of AIDS patients harbor an MAI infection. MAI affects the bond marrow, spleen, liver and lungs. It compromises the lymph nodes, thereby further destroying the patient's immune system. It has been shown that MAI also causes opportunistic infections among non-HIV infected pediatric and elderly persons. MAI is believed to a major contributor to AIDS wasting syndrome. In addition to MAI, there are at least 20 other disease-causing paraffinophilic bacteria for which Infectech's IDENTIKIT will be a time-saving easy to use diagnostic and treatment tool. Tuberculosis is one of the most prevalent bacterial infections in the world and is an expanding problem.

Infectech initially plans to market its product through licensing and distribution arrangements with large, well-established medical diagnostic companies. Infectech's markets will potentially include hospitals, clinical laboratories, medical research institutions, medical schools, pharmaceutical companies (antibiotic sensitivity testing methodology can be used to create new drugs to treat paraffinophilic microorganisms), and physicians' offices.

In pursuit of its corporate strategy Infectech has entered into an exclusive worldwide license and royalty agreement for the manufacture and distribution of the PARA SL/C with Erie Scientific, Inc. ("Erie"). The PARA SL/C is the paraffin-coated slide used solely as a central component of the IDENTIKIT. Erie is the largest manufacturer and distributor of medical glass slides in North America, and a wholly owned subsidiary of Sybron International Corporation. The license and royalty agreement calls for a net royalty of 15% to be paid to Infectech on all worldwide sales of the PARA SL/C by Erie. In addition, Infectech has agreed to provide to Erie consulting services for the paraffin slide culture technology. In the event that Infectech does not manufacture any of its proposed products directly, it will have to rely on others to manufacture such products. Although Infectech is currently engaged in preliminary efforts to establish other manu-facturing arrangements with respect to certain of its proposed products, there can be no assurance that Infectech will be able to enter into any such additional arrangements, on acceptable terms or at all, or that any manufacturing will be able to meet any demand for such products on timely basis.

Infectech is in the development stage and has not conducted any significant operations to date or received any operating revenues. Infectech may experience problems, delays, expenses and difficulties sometimes encountered by an enterprise in Infectech's stage of development, many of which are beyond Infectech's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing costs, production and marketing problems, additional costs and expenses that may exceed current estimates and competition.

Marketing and Sales. It is Infectech's plan to enter the marketplace through a license arrangement with a large international corporation already involved in servicing the medical diagnostics industry. Infectech intends to license its IDENTIKITS for both manufacturing and sales. Initially, every effort will be made to identify potential, exclusive licensees. Infectech will select one of the largest medical companies already in the medical diagnostics business as the exclusive licensee. There can be no assurances, however, that an agreement with a licensee will be reached. In support of the licensee's marketing efforts, Infectech will identify ultimate customers for Infectech's products both within the U.S. and outside of the U.S.. Those hospitals with quality diagnostic laboratories will be identified along with distributors for hospital technical products and private diagnostic laboratories.

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


Any contractual arrangements with others concerning the marketing and distribution of its products may result in a lack of control by Infectech over any or all of the marketing and distribution of such products.

 Although Infectech is currently engaged in preliminary efforts to establish such marketing arrangements, there can be no assurance that Infectech will be able to enter into any such arrangements on terms acceptable to Infectech, or at all.

As part of its overall service to the technical medical community, Infectech is prepared to offer workshops and consultation in the general area of medical diagnostics. While these two activities are not large, they will produce minor amounts of revenue, but more importantly will serve as the focal point for the dissemination of information and training required for Infectech's unique technology. Infectech's future growth and profitability will depend, in large part, on the success of its personnel and others in fostering acceptance by the medical community. Such acceptance will be substantially dependent on educating the medical community as to the distinctive characteristics and perceived benefits of Infectech's proposed products. There can be no assurance that Infectech's efforts or those of others will be successful, or that any of its products will receive the necessary acceptance by the medical community.

Bioremediation:  The Application of Infectech Technologies to
Bioremediation: Licensing/Transaction. On September 14, 1999, Infectech and BioRemedial Technologies, Inc. (BRT) signed an Exclusive Licensing Agreement for the application of Infectech technology in the field of bio-remediation. This Agreement re-stated the earlier Agreement between the companies and provides for their future roles in this field. BRT is a company which specializes in the biodegradation of chlorinated compounds and hydrocarbons. Unlike other bioremediation companies, BRT uses specially prepared microbes to degrade volatile organic compounds from air, ground water and soil. In the past year, BRT has begun practical applications of the Infectech technology and begun generating revenues in its utilization which result in royalty payments to Infectech.

Under the 1999 Agreement, Infectech has entered into a worldwide licensing agreement with BRT for a period of ten (10) years. BRT will utilize Infectech's intellectual property solely as it applies in the field of biomediation for the creation of microbes for the specific task of bioremediation. Infectech shall receive a royalty of 15% per bioremediation project during the licensing period. Under the terms of the Agreement, BRT must pay a royalty based upon the formula of 15% of sales which would be $150,000 based upon sales of $1,000,000 in year 2 of the Agreement and would be $750,000 based upon BRT sales of $5,000,000 in Year 4 of the Agreement. Pursuant to the Agreement, should BRT fail to achieve sales levels of $1,000,000 in Year 2, $2,500,000 in Year 3, and $5,000,000 in Year 4 of the Agreement, then Infectech has the right to terminate the exclusivity provisions of the license. In the Agreement, Infectech allows BRT the ability to obtain intellectual property protection for the methodology involved in degrading VOC air emission, and ground water and solid remediation. Infectech's management believes that there will be a likelihood of success based upon early in-house laboratory studies performed in conjunction with BRT which showed Infectech's methodology to be superior to any current competing procedure in degrading trichloroethylene (TCE). TCE is the most abundant groundwater contaminant in the United States. TCE is not utilized as a food or energy source by the micro-organisms in the soil or groundwater.
 As a result, the chemical accumulated in the environment and generates a public health risk. BRT will require EPA approval for all site projects involving bioremediation.

The 1999 Exclusive Licensing Agreement supersedes the prior letter of intent between the Company and BRT and reflects the developments which both BRT and the Company have experienced in the past 18 months.

On November 18, 1993, Infectech entered into an exclusive worldwide license and royalty agreement for the manufacture and distribution of the PARA SL/C with Erie Scientific, Inc.. The PARA SL/C is the paraffin coated slide used solely as a major component of the IDENTIKIT. Erie Scientific, Inc., is the largest manufacturer and distributor of medical glass slides in North America, and is a wholly owned subsidiary of Sybron International Corporation. The license and royalty agreement calls for a net royalty of 15% paid to Infectech of all worldwide sales of the PARA SL/C Erie. In addition, Infectech has agreed to provide to Erie consulting services for the IDENTIKIT.

Non-Renewal of Prior Research Agreement. In September, Infectech elected not to extend its option agreement with Brigham and Women's Hospital. The option agreement and Research Agreement provided for Infectech to fund additional ongoing patent costs and a fee to continue funding research. The Company did not extend the Option Agreement and Research Agreement which would require additional investment in further research and development. By electing not to extend the agreements with Brigham, Infectech will no longer be required to expend annual maintenance fees ranging from $10,000 in the first year to $50,000 in the fifth and each following year during the life of the patents.

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

Capital and Source of Liquidity. Infectech requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans. Initial working capital has been obtained by the private sale of Infectech's Common Shares from November 1996 to present.

Net cash provided by financing activities includes proceeds from the issuance of Common Stock totaling $270,572 in 1998, $679,801 for fiscal 1997, and $373,200 in fiscal 1996. Other financing activities have principally been borrowing of debt.

As of December 31, 1998, Infectech had $217,295 in cash and equivalents.
 Net cash used in operating was $130,817 for fiscal 1996, $363,890 for 1997 and 571,950 for 1998. Infectech did not generated operating income for fiscal years 1996 and 1997, and had revenues of $3,669 for 1998. In August 1999, the Company has begun to receive revenues from the BRT Exclusive Licensing Agreement, which have totaled $11,040 for the period August 1999 to date.

Capital expenditures, consisting primarily of patent costs and the purchase of equipment, were $199,572 and $22,328, respectively for year ended December 31, 1996 and $108,549 and $849, and $191,373 and $6,504
respectively for the years ending December 31, 1997 December 31, 1998. Infectech anticipates that costs associated with product testing and development will continue to increase.

As of December 31, 1997, Infectech had working capital $483,690. As of December 31, 1998, Infectech had working capital of $343,975. Infectech expects to use this capital to continue research and development of patents and for the costs associated with executing an initial public stock offering. Infectech believes that the net proceeds from the sale of its securities, together with revenues from operations, if any, will be sufficient to meet its antici-pated case needs for working capital and capital expenditures until approximately March 2000. There can be no assurance, however, that the net proceeds from any sales not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. Unless growth in Infectech's revenues from operations substantially exceeds management's current expectations, by approximately December 1998, Infectech will be required to seek additional equity or debt financing to fund the costs of its operations, including continued development of its products. There can be no assurance that additional financing will be available or that, if available, such financing will be on acceptable terms to enable Infectech to complete development of or commercialize any of its proposed products or technologies.

Infectech has a $14,000 line of credit, all of which was available at December 31, 1998. The line of credit is collateralized by the personal guarantee of a stockholder.

On a long term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions of capital and debt financing. Infectech believes that additional capital and debt financing in the short term will allow Infectech to increase its marketing and sales efforts and thereafter result in increase revenue and greater liquidity in the long term. However, there can be no assurance that Infectech will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations. Since inception, Infectech has received minimal revenues from operations, totalling $3,669 in 1998. Beginning in September 1999, the Company has received royalty payments from BRT in return for the use of Infectech technology in bioremediation. Royalty payments to date from BRT total $11,040.

For the year ended December 31, 1998, Infectech had operating expenses of $571,950 which consisted of research and development of $92,004, wages of $121092, legal and accounting of $61,556, travel of $11,467, rent of $28,212, consulting and professional fees of $89,858 and other expenses of $183,466.

For the year ended December 31, 1997, Infectech had operating expenses of $367,859 which consisted of research and development of $60,697, wages of $24,568, legal and accounting of $60,938, travel of $27,053, rent of $26,713, consulting and professional fees of $89,858 and other expenses of $62,919.

For the year ended December 31, 1996, Infectech had operating expenses of $223,094 which consisted of research and development of $17,500, wages of $16,000, legal and accounting of $80,711, travel and of $9,310, rent of $19,808, consulting and professional fees of $43,360 and other expenses of $36,405.

Detailed information regarding financial results is more fully set forth in the financial statements and the Registration Statement and other materials on file with the Securities and Exchange Commission.

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

                            Management

Directors and Officers of Infectech

The following table sets forth the name, position held with Infectech and terms of office of each of the officers and directors of Infectech.

Name                       Position            Term(s) of Office
----------------------------------------------------------------------
Mitchell S. Felder, M.D.   CEO, President and         Inception
  age 46                 Treasurer and Director       to present

Robert A. Ollar, Ph.D   Executive Vice President      Inception
  age 50                and Chief of Scientific      to present
                        Affairs and Product
                        Development and Chairman of
                            The Board

Susan Felder            General Manager and            Inception
  age 44                Director                       to present

*David Bernstein        Corporate Counsel              1997
  age 39                  and Director                 to present

*Stephen R. Lewis       Director                        1995 to
  age 38                                                present

William J. Moder, III, Esq.  General Counsel and
 age 47                      Director                  1998 to
                                                        Present

*Thomas Inman          Secretary and Controller        June 1995
  age 43               to present

* Messrs. Bernstein and Lewis are not standing for re-election. Mr. Inman has resigned his position with the Company for personal reasons.
 .*Mr. Bernstein and Mr. Lewis are not being nominated for re-election.

Resumes:

Mitchell S. Felder, M.D., is a co-founder of Infectech, a founding member of Infectech's Scientific Advisory Board, and serves as Vice Chairman of Infectech's Board of Directors. Dr. Felder is a contributor to certain of the patent applications for Infectech's products, and has worked in Infectech's clinical medical effort. He received his M.D. degree from the University of Rome, Italy in 1983, and has been an attending neurologist at the Horizon Hospital System in Greenville, Pennsylvania since 1997. Dr. Felder is married to Susan Felder and is a first cousin of Mr. Bernstein.

Robert A. Ollar, Ph.D. is a co-founder of Infectech, a founding member of Infectech's Scientific Advisory Board, and has served as Chairman of the board of directors of Infectech since 1989. Dr. Ollar received his Ph.D. degree from the University of Surrey, England, United Kingdom in 1993. Prior to that, he received his Master of Science Degree majoring in Microbiology in 1984 from the University of Glasgow, Great Britain.
Prior to that, he performed research at the Institute of Pasteur Du Braban in Brussels, Belgium. Dr. Ollar is the inventor of Infectech's slide culture technology. Dr. Ollar is presently an Assistant Professor of Neurology at the New York Medical College.

Susan Felder has served as General Manager and director of Infectech since its inception in 1989. From 1978 to 1989 she had progressive analyst responsibilities with the Insurance Services Office, Inc. leading to the position of Computer Programmer which she held until 1989. From 1978 to 1979 she held the position of Marketing Research Analyst for the Continental Insurance Company. She received her B.A. in economics from Rutgers College in 1976. She is the wife of Dr. Felder.

David Bernstein, Attorney-at-Law, is one of the corporate counsels for Infectech and is a director of Infectech. Mr. Bernstein is a sole practitioner practicing law in Cleveland, Ohio. Prior to engaging in sole practice, Mr. Bernstein was an attorney at Bekaert, Corporation, a manufacturing company. He received his Juris Doctorate of Law from The University of Akron in 1983 and his Bachelor's Degree in Accounting from Kent State University in 1980. Mr. Bernstein is a first cousin of Dr. Felder.

Stephen R. Lewis has served as a director of Infectech since 1995. Mr. Lewis is an investment broker with, and shareholder of Butler Wick & Co., Inc. of Sharon, Pennsylvania since 1988. He received his Bachelor's Degree in Finance from Indiana University of Pennsylvania in 1983.

William J. Moder, III,Attorney at Law, is the General Counsel for Infectech and is a director of Infectech. Mr. Moder is a sole practitioner with an office in Hermitage, Pennsylvania. Prior to engaging in solo practice, Mr. Moder was corporate counsel for First National Bank of Pennsylvania, a subsidiary of F.N.B. Corporation. He has a Bachelor's Degree from Edinboro University of Pennsylvania in 1974 and received his Juris Doctorate from The University of Akron School of Law in 1980.

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Thomas L. Inman is the Corporate Controller for Infectech, having served since June 1995. Mr. Inman is the Secretary of Infectech. Since 1990, Mr. Inman has been employed as an internal auditor for the County of Mercer in Pennsylvania.

Directors are elected by the Infectech Stockholders. Officers are elected by the Infectech Board of Directors and serve at the discretion of the Board.

* Note: Messrs. Bernstein and Lewis are not standing for re-election. Mr. Inman has resigned his position with the Company for personal reasons. Carol J. Surrena has been nominated to the Board to succeed Mr. Inman, who has agreed to assist Ms. Surrena and the Company in the transition.

Executive Compensation. Infectech has established two (2) committees. The Stock Option Plan Committee, which administers the issuance of options under Infectech's 1996 Stock Option Plan, consists of Dr. Felder and Dr. Ollar. The Compensation Committee consists of Dr. Felder, Dr. Ollar, Mr. Moder and Mr. Carl Shardy, executive vice president. The Compensation Committee reviews the qualifications and contributions of the prospective and existing employees of the company and makes recommendations to the Board with respect to personnel and compensation matters.

No executive officer of Infectech, except for Dr. Robert Ollar, received any cash compensation for the fiscal year ended December 31, 1998. Dr. Ollar received cash compensation of $36,396 compared with $23,333 during fiscal year ended December 31, 1997. Upon completion of funding through a private placement, Dr. Ollar will receive a salary of $65,000 per year based on his full-time work at Infectech's laboratory; Dr. Felder will receive a salary of $65,000 per year based upon part-time work of not less than Forty (40) hours per week. The Company will spend $12,000 per year for part-time secretarial and financial support employees. In lieu of salary for past services, certain employees have received options to purchase up to 726,542 shares of Infectech's common stock at a price of $1.20 per share.

Employment Agreements. Dr. Ollar and Dr. Mitchell Felder were employed under an employment agreement, which expired January 1, 1999. Since that time there are no employment agreements, other than Infectech's standard form of non-competition and confidentiality agreement. Similarly, Infectech does not presently have any employment contracts in effect with the named executive officers of Infectech, including any compensatory plans or arrangements, except for non-competition and confidentiality agreements. There are no agreements resulting from the resignation, retirement or other termination of the named executive officers of Infectech, other than the compensation arrangements discussed in the "Executive Compensation" section above. See "Executive Compensation".

Stock Options. Infectech has issued options for the purchase of up to fourteen (14) shares each of common stock to fourteen persons. All options are exercisable at a price of $4.50 per share, except for one person who has an exercise price of one-half of the initial public offering price. The options are "non-qualified stock options" which are not qualified for treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The term of the option has generally been up to ten (10) years from the date of grant, and provide for vesting over a period of three (3) years from the date of the grant.

Infectech's 1996 Stock Option Plan provides for the issuance of options for the purchase of 1,182,750 shares of Infectech's Common Stock to employees and consultants. In lieu of salary for past services, certain employees have received stock options to purchase up to 726,542 shares at a purchase price of $1.20 per share under the Stock Option Plan. Of the total 1,182,750 shares eligible for purchase pursuant to options, Dr. Felder, Dr. Ollar, David Bernstein and Susan Felder have options to purchase a total of 678,578 shares. As of the Record Date, the Company has granted 1,182,750 options. There remain no options for the purchase of shares under the 1996 Stock Option Plan.

Infectech adopted a 1998 Stock Option Plan in September 1998 which provides for the issuance of options to purchase of 1,250,000 shares of Infectech common stock to employees and consultants. Of these, 892,715 options to purchase shares remain.

          DESCRIPTION OF INFECTECH SECURITIES

Infectech is authorized to issue 20,000,000 shares of Common Stock, par value $.02 per share. As of the date hereof, there are 6,265,588 shares of Common Stock outstanding, excluding shares reserved for issuance upon the exercise of 890,105 issued and outstanding common stock options.

The holders of the Common Stock are entitled to one vote per share with respect to all matters on which holders of Infectech's Common Stock are entitled to vote. Holders of the Common Stock have the right to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and re-entitled to share ratably, in all of the assets of Infectech available for distribution to holders of Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of Infectech. Holders of Common Stock do not have preemptive, subscriptive or conversion rights. The Common Stock does not have

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

cumulative voting rights and, therefore, holders of shares entitled to exercise more than 50% of the voting power are able to elect 100% of the Directors of Infectech. As a result, the existing shareholders of Infectech have the power to retain control over Infectech, despite any accumulation of Common Stock pursuant to this offering.

Trading.   Infectech, Inc. common stock is traded on the National
Quotation Board, "pink sheets" under the symbol IFEC. Trading commenced in April 1999.

Stock Transfer Agent. The stock transfer agent for Infectech, Inc. stock is Florida Atlantic Stock Transfer, Inc., Nob Hill Road, Tamarac,
Florida.


              PROPOSALS TO BE PRESENTED FOR VOTE AT ANNUAL MEETING

ITEM I:  ELECTION OF DIRECTORS

The following five (5) individuals, all of whom have agreed to serve have been nominated to hold the office of Director, to serve in such capacity in accordance with the by-laws of the Company.

Name                                                Incumbent

Mitchell S. Felder, M.D.                              yes
Robert A. Ollar, M.D.                                 yes
Carl L. Shardy                                        no
William J. Moder, III, Esquire                        yes
Susan Felder                                          yes


RESUMES

Mitchell S. Felder, M.D., is a co-founder of Infectech, a founding member of Infectech's Scientific Advisory Board, and serves as Vice Chairman of Infectech's Board of Directors. Dr. Felder is a contributor to certain of the patent applications for Infectech's products, and has worked in Infectech's clinical medical effort. He received his M.D. degree from the University of Rome, Italy in 1983, and has been an attending neurologist at the Horizon Hospital System in Greenville, Pennsylvania since 1997. Dr. Felder is married to Susan Felder and is a first cousin of Mr. Bernstein.

Robert A. Ollar, Ph.D. is a co-founder of Infectech, a founding member of Infectech's Scientific Advisory Board, and has served as Chairman of the board of directors of Infectech since 1989. Dr. Ollar received his Ph.D. degree from the University of Surrey, England, United Kingdom in 1993. Prior to that, he received his Master of Science Degree majoring in Microbiology in 1984 from the University of Glasgow, Great Britain. Prior to that, he performed research at the Institute of Pasteur Du Braban in Brussels, Belgium. Dr. Ollar is the inventor of Infectech's slide culture technology. Dr. Ollar is presently an Assistant Professor of Neurology at the New York Medical College.

Susan Felder has served as General Manager and director of Infectech since its inception in 1989. From 1978 to 1989 she had progressive analyst responsibilities with the Insurance Services Office, Inc. leading to the position of Computer Programmer which she held until 1989. From 1978 to 1979 she held the position of Marketing Research Analyst for the Continental Insurance Company. She received her B.A. in economics from Rutgers College in 1976. She is the wife of Dr. Felder.

Carl L. Shardy, has been Senior Vice President of Infectech since January 1999. Mr. Shardy is President of RCS Steel Company, Inc. He attended Youngstown State University and received an associate degree from Copperweld Institute of Metallurgy in 1982. Mr. Shardy also serves as President and CEO of MD Diagnostics.com,, Inc., the corporation's subsidiary.

William J. Moder, III, Attorney-at-Law, is an attorney in Hermitage, Pennsylvania, who has provided legal services to the Company as local outside Counsel, primarily in contractual matters. Mr. Moder is a sole practitioner. Prior to engaging in private practice, he was employed for fourteen (14) years by First National Bank of Pennsylvania, a subsidiary of F.N.B. Corporation, as corporate counsel. He is a graduate of Edinboro University of Pennsylvania and received his law degree in 1980 from The University of Akron.

The Board of Directors recommends a vote FOR each of the five (5) nominees. Proxies solicited by management will be so voted unless stockholders specify otherwise.

The affirmative vote of a majority of the shares of Common
Stock of the Company represented and voting at the Annual
Meeting is required for approval of the above Directors.

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


ITEM II:  1999 NON-STATUTORY STOCK OPTION PLAN

The Company needs to attract and retain persons of experience and ability and whose services and contributes are considered valuable. In addition, the Company needs to encourage the sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and success of the Company. As a result, the Board has developed the 1999 Non-Statutory Incentive Stock Option Plan.

The Board of Directors recommends a vote FOR the proposal to adopt the
1999 Non-Statutory Stock Option Plan.   Proxies solicited by management
will be so voted unless stockholders specify otherwise.


ITEM III. AUTHORIZATION FOR BOARD OF DIRECTORS TO OBTAIN REQUISITE APPROVALS FOR THE ISSUANCE OF WARRANTS TO BE ISSUED TO COMMON
SHAREHOLDERS

The Board of Directors is seeking shareholder approval to seek requisite approvals from the appropriate regulators in order to permit the Company to issue warrants to shareholders of common stock. The warrants could be exercised by the warrant holder in order to purchase Common Stock of the Company at a fixed price for a specified time period.

The Board believes that obtaining approval to issue warrants would reward existing shareholders who have maintained confidence through the development stage and encourage shareholder loyalty.

The Board seeks shareholder approval in order to engage securities counsel and other professionals in order to make all necessary filings in order to seek approval for the issuance of warrants.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of November 1, 1999, ** except as noted, regarding the beneficial owner-ship of the common stock by (i) each person or group known to Infectech to be the beneficial owner of more than 5% of the out-standing Infectech Common Stock, (ii) each director of Infectech, (iii) each executive officer of Infectech and (iv) all directors and executive officers of Infectech as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

There are currently 6,726,513 Common Shares of the Company outstanding. The following tabulates holdings of Shares of Infectech by each person who, subject to the above, at the date of this Memorandum, holds of record or its known by Management to own beneficially more than 5.0% of the Common Stock and, in addition, by all directors and officers of Infectech individually and as a group.

               Shareholdings at Date of
                   This Prospectus

                                                            Percentage of
                            Number & Class(1)              Outstanding
Name and Address                  of Shares                Common Shares


Mitchell S. Felder, M.D. (2) (3)  2,252,589                     31.75%
Suite 2
87 Stambaugh Avenue
Sharon, PA 16146

Robert Ollar, Ph.D. (2)           1,697,322                     23.92%
122 Cornelia Lane
Milford, PA 18337

David Bernstein, Esq. (2) (3)       246,837                     3.48%
33111 Seneca Drive
Solon, OH 44139

Susan Felder (2)                    382,967                     5.40%
Suite 2
87 Stambaugh Avenue
Sharon, PA 16146

Stephen Lewis                       100,000                    1.41%
112 Mehard Avenue
Greenville, PA 16125

Thomas Inman                              0                    0.00%
27 Garrett Lane
Mercer, PA 16137

All Directors & Officers
as a group (6 persons)             4,679,715                  65.96%


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

(1)Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

(2)Assumes exercise of all outstanding stock options. Includes for each of Dr. Felder, Dr. Ollar, Mr. Bernstein and Mrs. Felder, 42,535, 23,368, 37,978 and 29,167 shares, respectively, which such person has the right to acquire under options issued to him/her under the 1996 Stock Option Plan at a purchase price of $1.20 per share.

(3)Includes for each of, Dr. Felder and Mr. Bernstein, 77,500 and
10,000 shares, respectively, for repayment of loans made to the Company.

Stock Options. The Corporation has issued options for the purchase of up to 828,852 shares of common stock to fourteen persons. The options are "non-qualified stock options" which are not qualified for treatment under Section 422 of the Internal Revenue Code of 1986, as amended.
The term of the options has generally been up to ten years from the date of grant, and provide for vesting over a period of three years from the date of grant.

The Corporation's 1996 Stock Option Plan provides for the issuance of options for the purchase of 1,182,750 shares of the Corporation's Common Stock to employees and consultants. In lieu of salary for past services, certain employees have received stock options to purchase up to 322,406 shares at a purchase price of $1.20 per share under the Stock Option Plan. Of the total 322,406 shares eligible for purchase pursuant to options, Dr. Felder, Dr. Ollar, Thomas Inman, William Moder II, David Bernstein, Steve Lewis, and Susan Felder have options to purchase a total of 227,200 shares. The remaining 95,116 shares eligible for purchase pursuant to options were distributed among 8 other employees.

The Corporation's 1998 Stock Option Plan provides for the issuance of options for the purchase of 1,200,000 shares of the Corporation's
Common Stock to employees and consultants. Currently no options have been issued under the 1998 Stock Option Plan.


VOTING AND SOLICITATION OF PROXIES

Stockholders represented by properly-executed proxies received by the Company prior to or at the Meeting and not duly-revoked will be voted in accordance with the instructions thereon. If proxies do not designate otherwise, they will be voted IN FAVOR of Items I , II and III inclusive.

Execution of a Proxy will not prevent a stockholder from attending the Meeting and revoking his Proxy by voting in person (although attendance at the Meeting will not in itself revoke a Proxy). Any stockholder giving a Proxy may revoke it at a later date than the Proxy, by delivery of a later-dated Proxy. Any written revocation of a Proxy should be out to Infectech, Inc., Attention: Carol J. Surrena, Secretary, 87 Stambaugh Avenue, Suite 2, Sharon, Pennsylvania 16146.

The Company's Board of Directors does not know of any matters which will be presented for consideration at the Meeting. However, if any other matters are properly presented for action at the Meeting, it is the intention of the person(s) named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

All costs relating to the solicitation of proxies made hereby will be borne by the Company. Proxies may be solicited by officers and directors of the Company personally, by mail, or by telephone, telefacsimile or telegraph, and the Company may pay brokers or other persons holding shares of stock in their names or those of their nominees for their reasonable expenses on forwarding soliciting materials to their principals.

It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to sign and date the accompanying form of Proxy and mail it in a timely fashion so their votes can be recorded.

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